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                                                                     EXHIBIT 21

      SUBSIDIARIES OF THE COMPANY

PSA Properties Corporation, a Delaware corporation

PSA Licensing Corporation, a Delaware corporation

PSA Capital Corporation, a Delaware corporation

Pediatric Services of America, Inc., a Georgia corporation

Pediatric Home Nursing Services, Inc., a New York corporation